CONFIDENTIAL TREATMENT REQUESTED
UNDER 17 C.F.R §§ 200.80(B)4, AND 240.24B-2

EXHIBIT 10.2

Execution Version – Confidential

Amended and Restated Collaboration and License Agreement

This Amended and Restated Collaboration and License Agreement (“Agreement”) is made effective October 26, 2011 (the “Restatement Date”) and is entered into by and between Cold Spring Harbor Laboratory, a research and education institution having an address at One Bungtown Road, Cold Spring Harbor, New York 11724 (“CSHL”) and Isis Pharmaceuticals, Inc., a Delaware corporation having an address at 2855 Gazelle Court, Carlsbad, California 92010 (“Isis”).

WHEREAS, CSHL and Isis have collaborated in the area of modulation of splicing using oligonucleotides, which resulted in joint application [***] (the “Pre-Existing Joint Patent”);

WHEREAS, CSHL and Isis entered into that certain Collaboration and License Agreement dated August 6, 2008 (the “Original Agreement”) under which (i) CSHL granted to Isis a license to the Collaboration Patents (as defined below), CSHL’s interest in the Pre-Existing Joint Patent and any other Joint Patents (as defined below), and (ii) Isis and CSHL entered into a collaboration through the use of Dr. Adrian Krainer’s lab at CSHL to further advance the development of the scientific subject matter in the field of splicing under and within the scope of the Research Plan listed in Appendix 2;

WHEREAS, Isis and CSHL now desire to amend and restate the Original Agreement in order to (i) modify certain terms of the Original Agreement, and (ii) extend the term and expand the scope of the collaboration as set forth in Appendix 3; and

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, CSHL and Isis hereby agree as follows:

1                     Definitions

The terms used in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth in Appendix 1, or if not listed in Appendix 1, the meaning designated in places throughout the Agreement.

Execution Version – Confidential

2                     Scope of License

2.1            License Grant.

2.1.1       Exclusive License. Subject to the terms of this Agreement and during the Term, CSHL grants to Isis an exclusive royalty-bearing license under the CSHL Patent Rights to develop, make, have made, use, sell, offer for sale, have sold, import and export Licensed Products in the Territory.  This exclusive license is sublicensable.

2.1.2       Non-Exclusive License.  Subject to the terms of this Agreement and during the Term, CSHL grants to Isis a nonexclusive license under the Enabling Know-How to the extent necessary to make, have made, use, sell and import Licensed Products in the Territory.  This non-exclusive license is sublicensable.

2.2            Information Transfer.  During the Collaboration Term, CSHL will transfer to Isis all Enabling Know-How in CSHL’s possession and Control necessary or useful to Isis’ exploitation of its rights hereunder with respect to Licensed Products, and will ensure that Isis can transfer (subject to the terms and conditions set forth herein) such Enabling Know-How to Third Parties in connection with the development and/or commercialization of Licensed Products. Where applicable, CSHL may provide only copies and not originals of such Enabling Know How.

2.3            Sublicenses.

2.3.1       Sublicense Requirements. All sublicenses of the rights granted to Isis under this Agreement (including under Section 2.1.1 and Section 2.1.2) (each, a “Sublicense”) to Third Parties (each, a “Sublicensee”) will include all material rights of and obligations due to CSHL under this Agreement, including payment of any applicable royalties and milestone payments on Licensed Products as set forth in Article 4 below. Each Sublicense will provide that CSHL is an intended third party beneficiary of the right to receive royalties (and other obligations) under the Sublicense but only to the extent royalties and milestone payments would be due to CSHL under this Agreement, and Isis will pay such royalties and milestone payments if a Sublicensee fails to do so on time. In addition, Isis has the right to pay directly to CSHL, on a Sublicensee’s behalf, any such milestone payments and royalties that become due to CSHL under this Agreement. Isis hereby agrees that under each such Sublicense, the Sublicensee may only further sublicense any of the rights and or licenses under this Agreement to make, have made, use, sell and/or import a Licensed Product.  Isis will promptly provide CSHL with the identity of each Sublicensee and a summary of the material financial terms of each Sublicense issued and the Sublicense and the terms of such Sublicense will be treated by CSHL as Confidential Information. Isis will summarize and deliver all reports due CSHL from Sublicensees according to terms consistent with those set forth in Section 4.

Execution Version – Confidential

2.3.2       Sublicense Survival. If this Agreement terminates for any reason, from the effective date of such termination, any Sublicense granted prior to such termination will survive as a direct license with CSHL and the Sublicensee will automatically become a direct licensee of CSHL with respect to the rights originally sublicensed to the Sublicensee, and Isis agrees that it will confirm the foregoing in writing at the request and for the benefit of CSHL and/or the Sublicensee; provided, however, that (i) such Sublicensee is not in breach of its Sublicense, (ii) such Sublicensee agrees to comply with all of the terms of this Agreement to the extent applicable to the rights originally sublicensed to such Sublicensee, and (iii) such Sublicensee agrees to pay directly to CSHL such Sublicensee’s payments under this Agreement to the extent applicable to the rights sublicensed to such Sublicensee.

2.4            Reservation of Rights.  CSHL reserves the right to practice the CSHL Patent Rights for its own noncommercial research purposes.

2.5            Government Rights.The licenses granted to Isis herein are subject to the rights of the US Government as set forth in 37 CFR §401 which is an outgrowth of Public Law 98-620 which amended Public Law 96-517, more commonly known as The Bayh-Dole Act. If there is any conflict between any such rights and the rights granted herein, such Government rights shall prevail.

2.6            Covenant Not to Sue. CSHL covenants, for itself and its Affiliates and successors, not to either directly or indirectly make, file, bring or maintain any claim, demand or lawsuit (a "Suit”) against Isis, its Affiliates, or Sublicensees (collectively, “CNTS Parties”), which Suit asserts that a Licensed Product infringes or misappropriates any of the Enabling Patent Rights. This covenant not to sue is transferable to each of the CNTS Parties and such CNTS Parties are each intended third party beneficiaries of this Section 2.6.  For the avoidance of doubt, Enabling Patent Rights will be limited to Patents covering the preparation, manufacture, or use of antisense oligonucleotides for modulating splicing of SMN2 (gene known as survival of motor neuron 2).

2.7            Commercially Reasonable Efforts. Isis and any Sublicensees will use commercially reasonable efforts to develop and commercialize Licensed Products.

3                    Collaboration Research

3.1        Collaboration Research. The Collaboration Research will be carried out in accordance with a written research plan (the “Research Plan”).  The initial Research Plan that was agreed to by the Parties as of the Effective Date of the Original Agreement is attached hereto as Appendix 2 and made an integral part of this Agreement.  As of the Restatement Date, the Research Plan is updated to include the additional research activities incorporated by the Parties as set forth on Appendix 3 and made an integral part of this Agreement. Within the Krainer Lab, CSHL will use good faith diligent efforts to carry out the research described in the Research Plan.  CSHL will ensure that, other than Isis, only the Krainer Lab will perform the research described in the Research Plan.  All activities and work performed under the Research Plan will be conducted in a good scientific manner, in compliance with all applicable good laboratory practices, and Applicable Laws.

Execution Version – Confidential

3.2            Collaboration Term.  Unless earlier terminated in accordance with this Agreement, the term of the collaboration will commence as of the Effective Date and will continue through October 26, 2013 (the “Collaboration Term”). The Parties may extend the Collaboration Term for additional one year periods upon written agreement.

3.3            Collaboration Records.  CSHL will maintain complete and accurate records of all work it conducts under the Research Plan and any results, data, inventions and developments made under the Research Plan.  Such records will be in sufficient detail and in good scientific manner appropriate for Patent and regulatory purposes.

3.4            Disclosure of Results of Collaboration. The results of all research performed by CSHL as part of the Collaboration Research will be promptly disclosed to Isis quarterly. On reasonable request by Isis, CSHL will make presentations of its activities under the Research Plan to inform Isis of the details of the work performed.  The results, reports, analyses and other information disclosed by CSHL pursuant to this Section 3.4 will only be used by Isis to practice its rights and satisfy its obligations under this Agreement.

3.5            Collaboration Costs.

3.5.1       Isis Funding Under Original Agreement. The Parties acknowledge that Isis paid CSHL a total of $[***] in funding for the Collaboration Research under the Original Agreement.

3.5.2       Isis Funding Under this Agreement. Isis will provide the following additional funding under this Agreement to support the Collaboration Research:

(i) $[***] within [***] days after the Restatement Date;
(ii) $[***] by [***]; and
(iii) $[***] by [***].

Isis will also provide to CSHL certain oligonucleotides necessary for the Collaboration Research and as set forth in the Research Plan, without cost to CSHL. The Parties will otherwise be responsible for and pay their own research costs incurred to perform the Collaboration Research.

3.6            Management. The Parties will meet every [***], either in person or by teleconference to discuss research results and to establish research priorities for the Collaboration Research.  Isis may, from time to time during the Collaboration Term, make requests to modify the Research Plan.  Any such modification will be by written amendment of the Research Plan and will be agreed by both Parties. Also, any such modification which will expand the scope of the existing Research Plan in Appendix 2 or Appendix 3 requires CSHL’s consent and the terms of this Agreement may have to be amended accordingly.

Execution Version – Confidential

3.7.  Exclusivity. Subject to the obligation(s) under Third Party collaboration(s) or agreements and any grant (including any NIH grant), each of which exists prior to the Effective Date (the “Prior Agreements”), during the Collaboration Term, the Krainer Lab at CSHL will not work independently of this Agreement for itself or any Third Party (including the grant of any license to any Third Party) with respect to discovery, research, development and/or commercialization activities with respect to the field of research covered by the Collaboration Research.

3.8            Termination of Collaboration. In the event Dr. Adrian Krainer is unable or unwilling to continue to direct and perform the Collaboration Research activities for a period in excess of [***] days, CSHL will notify Isis and may nominate a replacement; if CSHL does not nominate a replacement or if that replacement is unsatisfactory to Isis, Isis may terminate the Collaboration Research upon [***] ([***]) days written notice.  For the avoidance of doubt, any such termination of the Collaboration Research (i) is in addition to and exclusive of any other rights and remedies available to Isis, (ii) will terminate Isis’ obligation to pay cancellable costs under Section 3.5, and (iii) will in no event terminate this Agreement or the licenses granted hereunder.  In the event of such termination by Isis, Isis will still be obligated to pay any non-cancellable amounts due to CSHL hereunder (e.g., non-cancellable supplies purchased for the Collaboration Research) which, but for the lapse of time, will be owed to CSHL.

4                    License Fees and Royalties; Payments and Reports

4.1            Fees and Royalties.  Isis will pay to CSHL the fees, milestones and royalties set forth in this Article 4.

4.1.1       License Fees.  CSHL acknowledges that Isis paid to CSHL, within [***] days after the Effective Date, a non-creditable, non-refundable license fee of $[***] (the “License Fee”).

4.1.2       Maintenance Fees. During the Term, within [***] days after each anniversary of the Effective Date, Isis will pay CSHL a non-creditable, non-refundable annual license maintenance fee equal to $[***].

4.1.3       Milestones.  During the Term, Isis will pay the following milestones to CSHL within [***] days after achievement of such milestone:

a.	$[***] upon [***]; provided, however that the [***] of the same Licensed Product or Licensed Products that are Modifications of a Licensed Product for which Isis has previously paid CSHL a milestone payment under this Section 4.1.3.a will not trigger an additional milestone payment.

b.	$[***] for the [***]; provided, however that [***] performed on the same Licensed Product or Licensed Products that are Modifications of a Licensed Product for which Isis has previously paid CSHL a milestone payment under this Section 4.1.3.b will not trigger an additional milestone payment.

Execution Version – Confidential

c.	$[***] upon [***]; provided, however that [***] for the same Licensed Product or Licensed Products that are Modifications of a Licensed Product for which Isis has previously paid CSHL a milestone payment under this Section 4.1.3.c will not trigger an additional milestone payment.

For the avoidance of doubt, each of the above milestones will be payable only once per Licensed Product.

4.1.4       Royalties on Licensed Products. During the Term, Isis will pay CSHL a royalty of [***]% on Net Sales of each and any single Licensed Product.  Isis will pay CSHL such royalties on Net Sales for Licensed Products until the expiration of the last Valid Claim within the CSHL Patent Rights covering the manufacture, use, or sale of such Licensed Product in such country.

4.1.5       Third Party Royalty Relief.  If Isis obtains a license from a Third Party that is necessary or useful for the development or commercialization of a Licensed Product or to practice the CSHL Patent Rights (“Third Party Agreement”), and such Third Party Agreement requires Isis to pay a royalty to such Third Party (the “Third Party Royalty”), the royalty due to CSHL in Section 4.1.4 above will be reduced by an amount equal to [***]% of such Third Party Royalty; provided, however, that the royalty to CSHL under Section 4.1.4 above will not be reduced to less than [***]% in any situation after deductions for all such Third Party Royalty.
For example only, if Isis obtains a license under a Third Party Agreement that requires payment of a Third Party Royalty of [***]% on Net Sales of Licensed Products, then the royalty payable to CSHL will be reduced by [***]% (i.e., [***] ([***]) of such [***]% Third Party Royalty) to a total royalty to CSHL of [***]% on Net Sales of Licensed Products.

4.1.6       Sublicense Revenue Sharing.  During the Term, Isis will pay CSHL [***]% of Sublicense Revenue.  Any milestone payments made under Section 4.1.3 for a particular Licensed Product are creditable against any Sublicense Revenue obligations involving Sublicenses of said Licensed Product, or Modifications of said Licensed Product under this Section. For clarity, milestone payments for a Licensed Product are not creditable against Sublicense Revenue obligations involving sublicensing of a different Licensed Product.

4.2            Payments and Reports.

4.2.1       Payment. Royalty and Sublicense Revenue payments will be due at the end of each calendar quarter beginning with the first commercial sale of a Licensed Product or transaction that gives rise to Sublicense Revenue (each such quarter a “Reporting Period”) and will be paid within [***] days of the close of each Reporting Period. Each payment will be accompanied by a royalty report of the amount of Sublicense Revenue and Net Sales and all adjustments thereto during such Reporting Period. Each royalty report will cover Isis’ most recently completed calendar quarter and will show (a) the gross sales, deductions under Net Sales, and Net Sales of Licensed Products sold by Isis or Sublicensees during the most recently completed calendar quarter, (b) the number of each type of Licensed Product sold, (c) the royalties, in U.S. dollars, payable with respect to the Net Sales, (d) the method used to calculate the royalty, and (e) the exchange rate used, if applicable.  Starting after the first commercial sale of a Licensed Product, if no royalties are due under Article 4 during any reporting period, a statement to this effect is required.

Execution Version – Confidential

4.2.2       Mode of Payment. Isis will make all payments required under this Agreement in U.S. Dollars. When payment is received for monies other than United States dollars the amount due CSHL will first be determined in the foreign currency of the country in which such payment originated and then converted into equivalent United States funds.  The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the Reporting Period. If by law, regulations or fiscal policy of a particular country, remittance of royalties in U.S. Dollars is restricted or forbidden, written notice thereof will promptly be given to CSHL, and payment of the royalty will be made by the deposit thereof in local currency to the credit of CSHL in a recognized banking institution in such country selected by Isis and reasonably acceptable to CSHL. When, in any country, the law or regulations prohibit both the transmittal and deposit of royalties on sales in such country, royalty payments will be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that Isis would have been under an obligation to transmit or deposit but for the prohibition will forthwith be deposited or transmitted to the extent allowable.  In the event CSHL cannot arrange to have the blocked currency transferred out of the foreign country within [***] ([***]) months after deposit, the Parties will meet to discuss suitable and reasonable alternative methods of reimbursing CSHL.

4.2.3       Records Retention. Isis and its Sublicensees will keep complete and accurate records pertaining to the sale of Licensed Products and covering all transactions from which the Net Sales or Sublicense Revenue are derived for a period of [***] ([***]) months after the year in which such Net Sales or Sublicense Revenue were received, and in sufficient detail to permit CSHL to confirm the accuracy of royalty and Sublicense Revenue calculations hereunder.

4.2.4        Audit Request. No more than once each calendar year and at the written request of CSHL, Isis will permit an independent, certified public accountant appointed by CSHL and not having a conflict-of-interest in auditing Isis, at reasonable times and upon reasonable notice, to examine those records and all other material documents relating to or relevant to Net Sales or Sublicense Revenue in the possession or control of Isis, for a period of [***] ([***]) years after such royalties or Sublicense Revenue have accrued, as may be necessary to: (a) determine the correctness of any report or payment made under this Agreement; or (b) obtain information as to the royalties and Sublicense Revenue payable for any Reporting Period in the case of Isis' failure to report or pay pursuant to this Agreement. Said accountant will not disclose to CSHL any information other than information relating to said reports, royalties, and payments and will disclose such information in a format agreed upon by the Parties that will ensure that no Confidential Information of Isis is disclosed. Results of any such examination will be made available to both Parties.  The fees charged by the public accountant conducting the audit will be paid for by CSHL, provided that, if the audit determines that the additional royalties and Sublicense Revenue payable by Isis for an audited period exceed [***]% of the royalties and Sublicense Revenue actually paid for such period, then Isis will pay the fees and expenses charged by such accounting firm.  If a particular Reporting Period is audited, that same Reported Period may not be audited again.

Execution Version – Confidential

5                    Inventions; Patent Prosecution; and Enforcement

5.1            Inventorship. Inventorship of Collaboration Patents will be determined in accordance with U.S. Patent Law.

5.2            Patent Prosecution. Promptly following the Effective Date or, in the case of Collaboration Patents not in existence on the Effective Date, at the earliest date practicable thereafter, CSHL will transfer to Isis copies of all files, materials and documents in CSHL’s possession necessary to enable Isis to assume the prosecution and maintenance of Collaboration Patents and the Pre-Existing Joint Patent (collectively, “Transferred Patents”). Following Isis’ receipt of such files, materials, and documents, Isis will be responsible for timely filing, preparation, and maintenance of Transferred Patents. Isis will pay 100% of the costs associated with preparation, filing and prosecution of Transferred Patents. Isis will have sole responsibility and sole discretion in Patent prosecution decisions for Transferred Patents but Isis will (i) use counsel reasonably acceptable to CSHL, and (ii) will not take any action that would be detrimental to CSHL’s interests in the Transferred Patents without CSHL’s prior written consent.  Isis will copy CSHL on all prosecution correspondence to and from US and foreign Patent offices and promptly provide CSHL with copies of all correspondences and communications regarding the Transferred Patents.

5.3            Abandoned Patents.If Isis decides to discontinue the prosecution or maintenance of any Transferred Patent (each an “Abandoned Patent Right”) entirely or in a particular country (each an “Abandoned Country”), it will inform CSHL thereof with sufficient time for CSHL to assume the prosecution or maintenance of such Abandoned Patent Right in such Abandoned Countries, and CSHL may, at its own discretion and with no obligation, assume such prosecution or maintenance of such Abandoned Patent Right in such Abandoned Countries.  If CSHL assumes the prosecution and maintenance of an Abandoned Patent Right, then at the time of such assumption, the exclusive license under Section 2.1.1 to practice the Abandoned Patent Right (but not the other CSHL Patent Rights) in the Abandoned Countries (but not any other countries) will be converted into a nonexclusive license (a “License Conversion”).  In the event of a License Conversion, any royalties that arise under Section 4.1.4 solely as a result of the license to an Abandoned Patent Right will be reduced to [***]% on Net Sales of Licensed Products.

5.4            Enforcement.

5.4.1       Each Party will promptly notify the other Party if it becomes aware of any suspected or actual infringement of the Transferred Patents by any person or Third Party. CSHL will not notify a Third Party of the infringement of any of the Transferred Patents without first obtaining Isis’ consent, which consent will not be unreasonably denied. Before notifying a Third Party of the infringement of any of the Transferred Patents, Isis will notify CSHL in writing and will not unreasonably reject the adoption of any comments requested by CSHL.

5.4.2       During the Term of this Agreement, Isis will have the right, but not the obligation, to prosecute at its own expense any infringements of the Transferred Patents and, in furtherance of such rights, CSHL hereby agrees that Isis may join CSHL as a party plaintiff or defendant, as applicable, in any such suit, or if necessary, prosecute such suit solely in the name of CSHL, without expense to CSHL.  Isis will control any such proceeding and CSHL will cooperate with Isis.  Isis will hold harmless and indemnify CSHL from and against any order for costs arising without fault of CSHL that may be made against CSHL or Isis in such proceedings. The total cost of any infringement action commenced or defended solely by Isis will be borne by Isis.  No settlement, consent judgment or other voluntary final disposition of the suit which may impair the value of the Transferred Patents (including, but not limited to, admitting the invalidity or unenforceability of any Transferred Patents and/or granting a license to any Transferred Patents to the allegedly infringing Third Party) may be entered into without consent of CSHL, which consent will not be unreasonably withheld.

Execution Version – Confidential

5.4.3       If within [***] ([***]) months after having been notified of any alleged infringement Isis is unsuccessful in causing the alleged infringer to desist or has not brought and has not been diligently prosecuting an infringement action, or if Isis will notify CSHL at any time prior thereto of its intention not to bring suit against any alleged infringer, then in those events only, CSHL will have the right, but not the obligation to prosecute at its own expense any infringement of the Transferred Patents and, in furtherance of such rights, Isis hereby agrees that CSHL may join Isis as a party plaintiff in any such suit, without expense to Isis.  CSHL will control any such proceeding and Isis will cooperate with CSHL at CSHL’s expense.  CSHL will hold harmless and indemnify Isis from and against any order for costs arising without fault of Isis that may be made against Isis or CSHL in such proceedings.  No settlement, consent judgment or other voluntary final disposition of the suit (including, but not limited to, admitting the invalidity or unenforceability of any Transferred Patents and/or granting a license to any Transferred Patents to the allegedly infringing Third Party) may be entered into without the consent of Isis, which consent will not be unreasonably withheld.

5.4.4       If either party will undertake the enforcement and/or defense of the Transferred Patents by litigation pursuant to Sections 5.4.1 or 5.4.2, any recovery or damages (whether by way of settlement or otherwise) received as a result of any such suit will be applied first in satisfaction of any unreimbursed expenses and legal fees of the Party initiating the proceeding and any fees incurred by the other Party related to such proceeding, and then the remainder will be divided between Parties as follows: (i) as to recoveries based on lost profits, CSHL will receive an amount equal to the royalties it would have received under Article 4 if Isis had earned such profits through the sale of Licensed Products and Isis will retain the balance; and (ii) as to recoveries that result from a judgment for punitive damages, the Party initiating the proceeding will receive [***] percent ([***]%) and the other party will receive [***] percent ([***]%) of recoveries.

6.                   Term and Termination

6.1            Term. The term of this Agreement (the “Term”) commences upon the Effective Date and, unless earlier terminated in accordance with the provisions of this Article 6, will continue until the expiration of all obligations to pay royalties on all Licensed Products to CSHL.

6.2            Termination for Breach. Notwithstanding anything to the contrary herein, a Party may terminate this Agreement in the event that the other Party (the “Defaulting Party”) materially breaches its obligations hereunder and fails to cure such breach within [***] ([***]) days of receipt of written notice thereof (which notice will specify the breach in reasonable detail and demand it be cured) (or, if such breach cannot be cured in such [***] ([***])-day period, if the Defaulting Party does not commence and diligently continue (until completed) actions to cure such default); provided, however that any license granted under this Agreement may not be terminated for a material breach under this Section 6.2 (except for an uncured failure to (i) pay any portion of license fees, milestones, and/or royalties due CSHL under Article 4 that are either undisputed or have been confirmed by a certified public accountant pursuant to Section 4.2.4; or (ii) to provide and maintain payment reports under Article 4) to the extent such license is necessary to make, have made, use and sell a Licensed Product, so long as such Licensed Product has at least reached the First Human Dose stage of development. Nothing in the preceding sentence will be construed as relieving Isis of its obligation to continue to use commercially reasonably efforts to develop and commercialize a Licensed Product. Termination pursuant to this section will not relieve the Defaulting Party from liability and damages to the non-Defaulting Party for default. Waiver by either Party of a single default or a succession of defaults will not deprive such Party of any right to terminate this Agreement arising by reason of a subsequent default.

Execution Version – Confidential.

6.3            Termination by Isis.  Notwithstanding anything contained herein to the contrary, Isis has the right to terminate this Agreement at any time in its sole discretion by giving [***] ([***]) days advance written notice to CSHL.  In the event of such termination by Isis, Isis will still be obligated to pay any amounts due to CSHL hereunder that accrued prior to such termination, which, but for the lapse of time, will be owed to CSHL.

6.4            Effect of Termination. Upon the termination of this Agreement for any reason, all rights licensed to Isis will revert to CSHL.

6.5            Accrued Rights, Surviving Rights and Obligations. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of either Party prior to such termination or expiration. Such termination or expiration will not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement including, without limitation, Isis’ obligation to pay all royalties that will have accrued hereunder prior to termination. Without limiting the foregoing, the Parties’ rights and obligations under Sections 2.3, 4.2.3, 4.2.4, 5, 6, 7, 9, 10 and 11 will likewise survive termination or expiration of this Agreement.

6.6            Rights in Bankruptcy.  All rights and licenses granted under this Agreement are, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of Applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States.  The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for “intellectual property.”  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non subject Party’s possession, will be promptly delivered to it upon the non subject Party’s written request therefor.  Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.

Execution Version – Confidential

7.                  Indemnification; Statement of Responsibility

7.1            Isis Indemnity. Isis agrees to indemnify, hold harmless and defend CSHL, its officers, directors, employees and agents, from and against any and all claims, suits, losses, damages, costs, fees and expenses (collectively, “Claims”) resulting from or arising out of (a) the development, manufacture, storage, sale or other distribution or any other use of CSHL Patent Rights or Licensed Products by Isis, its Affiliates, Sublicensees, agents and representatives or use by end users and other Third Parties of Licensed Products; or (b) Isis’ breach of any representation or warranty herein, except to the extent any such Claims arise from CSHL’s negligence, intentional misconduct, or breach of this Agreement.

7.2            Indemnity Procedures. In all cases where a Party seeks indemnification (the “Indemnitee”) from the other Party (the “Indemnitor”) under this Article 7, the Indemnitee will promptly notify the Indemnitor of receipt of any Claim covered by such indemnification obligation and will cooperate fully with the Indemnitor in connection with the investigation and defense of such Claim. The Indemnitor will have the right to control the defense, with counsel of its choice, provided that the Indemnitee will have the right to be represented by advisory counsel at its own expense.  Neither Party will settle or dispose of the matter in any manner that could negatively and materially affect the rights or liability of the other Party without the prior written consent of such Party, which will not be unreasonably withheld or delayed.

7.3            Statement of Responsibility. As between CSHL and Isis, CSHL agrees to be responsible for any Claims resulting from CSHL’s negligence, intentional misconduct, or breach of this Agreement.

8.                  Representations, Warranties and Covenants

8.1            CSHL Representations and Warranty.  CSHL represents, warrants, and covenants to Isis that:
(i)	CSHL has the lawful right to grant the licenses made the subject of this Agreement;

Execution Version – Confidential
(ii)	Except under the Prior Agreements, CSHL has not granted and will not grant any right or enter into any agreement or understanding that conflicts with its obligations or Isis’ rights under this Agreement;
(iii)	CSHL will perform the research under the Research Plan in a professional manner and in accordance with (1) the standards of care and diligence practiced by recognized organizations in performing research of a similar nature at the time the research under the Research Plan is performed, (2) the terms and conditions of this Agreement, and (3) all Applicable Laws (including applicable good laboratory practice regulations as set forth in 21 C.F.R. Part 58, as amended); and
(iv)	CSHL’s personnel and agents have never been (i) debarred, or (ii) convicted of a crime for which a person can be debarred, under subsection (a) or (b) of 21 U.S.C. § 335a, as amended, and CSHL agrees that it does not now and will not in the future use in any capacity the services of any person debarred under subsection (a) or (b) of 21 U.S.C. § 335a, as amended. If during the term of this Agreement, CSHL or any other person performing research under the Research Plan (i) becomes debarred or disqualified, or (ii) receives notice of an action or threat of an action with respect to debarment or disqualification, CSHL will immediately notify Isis

Except as expressly stated in this section, CSHL makes no other representations of any kind or nature whatsoever. CSHL MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY OR NONINFRINGEMENT REGARDING OR WITH RESPECT TO THE CSHL PATENT RIGHTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS (A) A WARRANTY OR REPRESENTATION BY CSHL AS TO VALIDITY OR SCOPE OF THE CSHL PATENT RIGHTS OR (B) A WARRANTY OR REPRESENTATION THAT ANYTHING MADE, USED, SOLD OR OTHERWISE DISPOSED OF UNDER THE LICENSE IS OR WILL BE FREE FROM INFRINGEMENT OF THIRD PARTY RIGHTS.

8.2            Isis Representations and Warranties. Isis represents and warrants to CSHL that Isis has the power and authority to execute, deliver and perform this Agreement, and this Agreement is a valid and binding obligation of Isis, enforceable in accordance with its terms.

9.                Confidentiality

9.1            Disclosure and Use Restriction.  Each Party agrees that, for so long as this Agreement is in effect and for a period of [***] years thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) will (i) maintain in confidence such Confidential Information, (ii) not disclose such Confidential Information except to the Receiving Party's employees having a need-to-know such Confidential Information, (iii) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted by this Agreement, and (iv) not use such Confidential Information for any purpose except those expressly permitted by this Agreement.

Execution Version – Confidential

9.2            Authorized Disclosure. To the extent that it is reasonably necessary or appropriate to satisfy its obligations or exercise its rights under this Agreement, a Party may disclose Confidential Information belonging to the other Party in the following instances:

(a)            filing or prosecuting Patent applications in accordance with this Agreement;

(b)            communicating with Regulatory Authorities as necessary for the development or commercialization of a Licensed Product in a country, as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

(c)            prosecuting or defending litigation;

(d)            complying with Applicable Laws and regulations (including, without limitation, the rules and regulations of the Securities and Exchange Commission or any national securities exchange, and compliance with tax laws and regulations) and with judicial process, if (i) in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance and (ii) such disclosure is made in accordance with Section 9.3 or 9.4 as applicable; and

(e)            disclosure, in connection with the performance of this Agreement and solely on a need-to-know basis, to Affiliates, potential or actual collaborators (including potential Sublicensees), potential or actual investment bankers, investors, lenders, or acquirers, or employees, independent contractors or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 9; provided, however, that the Receiving Party will remain responsible for any failure by any person or Third Party who receives Confidential Information pursuant to this Article 9 to treat such Confidential Information as required under this Article 9.

If Confidential Information is disclosed in accordance with this Section 9.2, such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such permitted disclosure results in a public disclosure of such information (other than by breach of this Agreement). Where reasonably possible and subject to Sections 9.3 and 9.4, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to clauses (a) through (d) of this Section 9.2 prior to making such disclosure to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

9.3            Required Disclosure.  A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Law; provided however, that the Receiving Party will notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure, and to file for Patent protection if relevant; and provided, further, that the Receiving Party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

Execution Version – Confidential

9.4            Securities Filings.  In the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement, periodic report, or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable securities Law, the Party will notify the other Party of such intention and will provide such other Party with a copy of relevant portions of the proposed filing not less than 3 Business Days prior to such filing, and will seek to obtain confidential treatment of any information concerning the Agreement that such other Party requests be kept confidential (except to the extent advised by counsel that confidential treatment is not available for such information), and will only disclose Confidential Information which it is advised by counsel is legally required to be disclosed.  No such notice will be required under this Section 9.4 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

9.5            Terms of Agreement.  The existence and the terms and conditions of the Agreement that the Parties have not specifically agreed to disclose pursuant to Section 9.3 or Section 9.4 are considered Confidential Information of both Parties.  Either Party may disclose such terms to a bona fide potential Sublicensee, investor, investment banker, acquirer, merger partner or other potential financial partner, and their attorneys and agents, provided that each such Third Party is informed of the confidential nature of such information and has entered into a written agreement with the Party requiring such Third Party to keep such information confidential.

9.6            Injunctive Relief. The Parties understand and agree that remedies at Law may be inadequate to protect against any breach of any of the provisions of this Article 9 by either Party.  Accordingly, each Party is entitled to seek injunctive relief by a court of competent jurisdiction against any action that constitutes a breach of this Article 9.

10.               Press Releases and Publications

10.1      Press Releases. Upon execution of this Agreement, the Parties may issue either a joint press release or separate press releases announcing the existence of this Agreement, in each case in a form and substance agreed to in writing by the Parties.  Each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent will not be unreasonably withheld, delayed or conditioned, provided however, that each Party may make disclosures permitted by, and in accordance with, Article 9.  Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter thereof as soon as reasonably practicable prior to its scheduled release.  Except under extraordinary circumstances, each Party will provide the other with an advance copy of any such announcement at least [***] business days prior to its scheduled release.  Each Party will have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise permitted by Article 9, the Party whose announcement has been reviewed will remove any information the reviewing Party reasonably deems to be inappropriate for disclosure. The contents of any announcement or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval.

Execution Version – Confidential

10.2         Publication of Research Results.  Consistent with academic custom, either Party will publish or present to the public the results arising out of the Research Plan (the “Research Results”), except subject to the prior review and comment by the other Party as follows. A Party that desires to publish will provide the other Party with the opportunity to review any such proposed public disclosure, whether written or oral, (such as an abstract, manuscript or presentation) that contains such Research Results by delivering a copy thereof to the other Party no less than [***] ([***]) days before its intended submission for disclosure. Such Party will have [***] ([***]) days from its receipt of any such proposed disclosure in which to notify the publishing Party in writing of review and comment of the disclosure, such review and comment not to be unreasonably withheld, delayed or conditioned.  In the event the reviewing Party requests a delay in the disclosure beyond such [***] ([***]) day period for the filing of a Patent application, the publishing Party agrees not to make the proposed disclosure within [***] days from such delay request.

11.               Miscellaneous

11.1        Relationship of the Parties.  It is expressly agreed that Isis and CSHL will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture or agency. Neither Isis nor CSHL will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other, without the prior consent of the other Party.

11.2         Use of Name.  Except as required by Applicable Law, neither Party will use the name, trade name, trademark or other designation of the other Party (including contraction, abbreviation or simulation of any of the foregoing) in any advertising, publicity or other promotional activity without the prior written approval of the other Party.

11.3        Successors and Assigns. Except as otherwise provided herein, this Agreement may not be assigned by a Party without the prior written consent of the other, provided, however, that either Party may assign this Agreement to any successor by merger or to the purchaser of all or substantially all of its assets provided that the Party will remain liable and responsible for the performance and observance of all of its duties and obligations hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under this Agreement.

11.4        Governing Law. This Agreement will be governed by and construed under the laws of the State of New York without giving effect to its conflict of laws rules.

11.5         Counterparts. This Agreement may be executed in two or more counterparts, each of which will be decreed an original, but all of which together will constitute one and the same instrument.

Execution Version – Confidential

11.6        Compliance With Laws. Both Parties will comply with all Applicable Laws pertaining to the research contemplated under the Research Plan, and the development, testing, manufacture, marketing and import or export of Licensed Products and will, as appropriate, include similar provisions in any Sublicense agreements requiring Sublicensees to do the same.

11.7        Notices.  Unless otherwise provided, any notice required or permitted under this Agreement will be given in writing and will be deemed effectively given upon personal delivery to the Party to be notified or five (5) days after upon deposit with the United States Post Office by registered or certified mail, postage prepaid or through a major courier (such as Federal Express, DHL or UPS), or sent by facsimile, and addressed to the Party to be notified at the address set forth below.

To Isis:	Isis Pharmaceuticals, Inc.
2855 Gazelle Court Carlsbad, CA 92010
Attn: Chief Operating Officer & CFO Fax: 760-603-4650

with copies to:	General Counsel Fax: 760-268-4922

To CSHL:	Cold Spring Harbor Laboratory Office of Technology Transfer One Bungtown Road Cold Spring Harbor, NY 11724
Fax: 516-367-8435 Phone: 516-367-8301

11.8        Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of CSHL and Isis.  The waiver by either of the Parties of any breach of any provision hereof by the other Party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

11.9        Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

11.10     Force Majeure. No Party will be deemed to be in default of this Agreement to the extent the performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, war, fire, natural disaster, accident, act of government, or any other cause beyond the reasonable control of such Party, if the Party affected will give prompt notice of any such event to the other Party. In the event of such a force majeure event, the time for performance or cure will be extended for the period equal to the duration of such force majeure event but not in excess of six (6) months.

Execution Version – Confidential

11.11     Entire Agreement. This Agreement is the entire agreement of the Parties with respect to the subject matter hereof, and any previous agreements (including the Original Agreement), discussions or understandings, whether written or oral, are hereby merged herein.

11.12     Dispute Resolution. The Parties recognize that disputes may from time to time arise between the Parties during the term of this Agreement.  In the event of such a dispute, either Party, by written notice to the other Party, may have such dispute referred to the Parties’ respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within [***] days after such notice is received.  Said designated officers are as follows:

For Isis:                          General Counsel
For CSHL:                    VP, Office of Technology Transfer

If the dispute is not resolved as provided above, the Chief Operating Officer & CFO of Isis and the VP, Office of Technology Transfer of CSHL will meet for attempted resolution by good faith negotiations within [***] days after the expiration of the preceding [***] day period.

In the event the designated executive officers are not able to resolve such dispute after such [***]-day period, each Party may pursue its rights and remedies in law or equity in any court of competent jurisdiction.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

Cold Spring Harbor Laboratory /s/ John Maroney Signature John Maroney Name Vice President Office of Technology Transfer Legal Counsel Title	Isis Pharmaceuticals, Inc. /s/ B. Lynne Parshall Signature B. Lynne Parshall Name Chief Operating Officer and Chief Financial Officer Title

Execution Version – Confidential

APPENDIX 1

DEFINITIONS

“Affiliate” means any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by Isis, is controlling Isis, or is under common control with Isis.  For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a legal entity with voting securities, or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a legal entity without voting securities, or (iii) possession, directly or indirectly, of the power to elect or direct the management of a legal entity.

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time, but excluding Patent laws.

“Collaboration Patents” means Patents that claim inventions made by Isis or the Krainer Lab or jointly by Isis and the Krainer Lab in the course of activities under the Collaboration Research during the Collaboration Term.

“Collaboration Research” means research conducted by the Krainer Lab and/or Isis in accordance with (i) the Original Agreement under the mutually agreed upon written Research Plan attached hereto as Appendix 2, and/or (ii) this Agreement under the mutually agreed upon written Research Plan attached hereto as Appendix 3.

“Collaboration Term” has the meaning set forth in Section 3.2.

“Confidential Information” means all information and any tangible embodiments thereof provided by or on behalf of the Disclosing Party to the Receiving Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, including data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the Disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the Disclosing Party in oral, written, graphic or electronic form.

Notwithstanding the foregoing, information of a Party will not be deemed Confidential Information for purposes of this Agreement to the extent that the Receiving Party can show by competent proof that such information:

Execution Version – Confidential

(a)            was already known to the Receiving Party or any of its Affiliates, without any obligation to the Disclosing Party to keep it confidential or restricting its use, prior to the time of disclosure to such Receiving Party;

(b)            was generally available or known to parties reasonably skilled in the field to which such information pertains, or was otherwise part of the public domain, at the time of its disclosure to the Receiving Party;

(c)            became generally available or known to parties reasonably skilled in the field to which such information pertains, or otherwise became part of the public domain, after its disclosure to such Receiving Party through no fault of the Receiving Party;

(d)            was disclosed to such Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof, and was not obtained indirectly or directly from the Disclosing Party or in connection with the Collaboration Research; or

(e)            was independently discovered or developed outside of the Collaboration Research by employees or (sub)contractors of the Receiving Party or any of its Affiliates, without the aid, application or use of Confidential Information of the Disclosing Party.

“Control or Controlled ” means, with respect to any Patent or other intellectual property right, possession of the right (whether by ownership, license or otherwise), to assign, or grant a license, sublicense or other right to or under, such Patent or right as provided for herein without violating the terms of any agreement or other arrangement.

“CSHL” means Cold Spring Harbor Laboratory, a nonprofit research and education institution having an address at One Bungtown Road, Cold Spring Harbor, New York 11724 and any of its Affiliates.

“CSHL Patent Rights” means CSHL’s interest in any and all Collaboration Patents and CSHL’s interest in any and all Joint Patents.

“Effective Date” means August 6, 2008.

“EMEA” means the European Regulatory Authority known as the European Medicines Agency and any successor agency thereto.

“Enabling Know How” means any unpatentable developments, know-how, information, methods, processes, designs, concepts or techniques developed by the Krainer Lab during the Collaboration Term that are necessary to practice the inventions claimed in the CSHL Patent Rights.

“Enabling Patent Rights” means those Patents (i) Controlled by CSHL, (ii) having as an inventor Dr. Adrian Krainer and/or a scientist in Dr. Krainer’s laboratory under his direct supervision at CSHL at the time the invention claimed in such Patent was invented, and (iii) that were made prior to or during the Collaboration Term and are necessary for Isis to practice the inventions claimed in the CSHL Patent Rights.  Enabling Patent Rights will not include inventions not generally described in the body of the CSHL Patent Rights.

Execution Version – Confidential
“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“First Human Dose” means the first time in which a dose of a Licensed Product is administered to a human being.

“Initiation of a Phase III Clinical Trial” means the first visit by the first human patient in a Phase III Clinical Trial during which dosing of a Licensed Product or placebo occurs.

“Isis” means Isis Pharmaceuticals, Inc., a Delaware Corporation, having offices at 2855 Gazelle Court, Carlsbad, California 92010 and any of its Affiliates.

“Isis Patents” means Collaboration Patents that name Isis inventors and not CSHL inventors.

“Joint Patents” means (i) the Pre-Existing Joint Patent, and (ii) Collaboration Patents that name at least one Isis inventor and at least one CSHL inventor.

“Krainer Lab” means the laboratory of Dr. Adrian Krainer at CSHL, which includes Dr. Adrian Krainer, all scientists, post-doctoral fellows, graduate students, technicians and other personnel performing work in or for such laboratory and/or Dr. Krainer (excluding any Isis personnel).

“Licensed Product” means any drug or diagnostic product that cannot be developed, manufactured, used, or sold without infringing one or more Valid Claim of the CSHL Patent Rights in the country in which such drug or diagnostic product is manufactured, used, or sold.

“Major Market Country” means the United States, United Kingdom, Germany, or Japan.

“Modification” means, with respect to a Licensed Product, a change in such Licensed Product’s sequence, chemistry or formulation so long as such Licensed Product modulates the same molecular target in the same therapeutic area.

“Net Sales” will mean the gross invoice price of Licensed Product sold for commercial use by Isis, its Affiliates or Sublicensees to a Third Party less the following items:  (i) trade discounts, credits or allowances, (ii) credits or allowances additionally granted upon returns, rejections or recalls (except where any such recall arises out of Isis’ or Sublicensee’s gross negligence, willful misconduct or fraud), (iii) freight, shipping and insurance charges, (iv) taxes, duties or other governmental tariffs (other than income taxes) and (v) government-mandated rebates.

Execution Version – Confidential

Notwithstanding the foregoing, if (i) Isis enters an arms-length license agreement with a Third Party with respect to a Licensed Product and (ii) the definition of Net Sales is different in such license agreement than as described above, then, the Parties will use the definition described in the Third Party license for the calculation of royalties hereunder; provided that Isis uses good faith efforts to endeavor to negotiate with such Third Party a net sales definition that is the same or substantially similar to the definition of “Net Sales” in this Agreement.

“Original Agreement” has the meaning set forth in the Recitals of this Agreement.

“Party” means either CSHL or Isis individually, and the “Parties” means both Isis and CSHL together.

“Patent” or “Patents” means (a) patent applications (including provisional applications and applications for certificates of invention); (b) any patents issuing from such patent applications (including certificates of invention); (c) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing; and (d) any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part (but only to the extent claiming subject matter previously disclosed in the parent application), re-examinations, renewals and foreign counterparts thereof.

“Phase III Clinical Trial” means a human clinical trial of a Licensed Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of a Licensed Product, as described in 21 C.F.R. 312.21(c) for the United States, or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

“Pre-Existing Joint Patent” means joint application [***], and (a) any patents issuing from such patent application (including certificates of invention); (b) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing; and (c) any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part (but only to the extent claiming subject matter previously disclosed in such joint application [***]), re-examinations, renewals and foreign counterparts thereof.

“Publication” means any public disclosure of information related to the CSHL Patent Rights or the subject matter covered by the Research Plan, including manuscripts, presentations, slides, overheads, outlines, summaries, abstracts, and posters.

Execution Version – Confidential

“Regulatory Approval” means, with respect to a Licensed Product in a regulatory jurisdiction, any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority necessary for the manufacture, use, storage, import, promotion, marketing, pricing and/or sale of a pharmaceutical product in a country.

“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing, pricing and/or sale of a Licensed Product in a country, including the FDA and the EMEA.

“Research Plan” has the meaning set forth in Section 3.1.

“Restatement Date” has the meaning set forth in the Preamble of this Agreement.

“Sublicense” has the meaning set forth in Section 2.3.1.

“Sublicensee” has the meaning set forth in Section 2.3.1.

“Sublicense Revenue” means any payments that Isis receives from a Sublicensee in consideration of a Sublicense to the rights granted to Isis under Section 2, including, but not limited to, license fees, milestone payments, and license maintenance fees, but excluding the following payments: (i) payments made in consideration for the issuance of equity or debt securities of Isis, (ii) payments specifically committed to reimburse Isis for the cost to develop Licensed Products and (iii) payments associated with the sale of Licensed Products that would count as Net Sales on which a royalty would be due under Section 4.1.4.  If Isis receives any non-cash Sublicense Revenue including (i) and (ii) of this paragraph and Isis is permitted to transfer such non-cash Sublicense Revenue to CSHL, then Isis will transfer an appropriate portion (as calculated pursuant to Section 4.1.6) of such non-cash consideration to CSHL.  Otherwise, Isis will pay CSHL a cash payment equal to the fair market value of CSHL’s appropriate portion of the Sublicense Revenue (as calculated pursuant to Section 4.1.6).

“Territory” means worldwide.

“Third Party” means any person or legal entity other than CSHL and Isis.

“Valid Claim” means (a) in the case of a US or foreign Patent application, a claim that has not been cancelled, withdrawn, or abandoned without being re-filed in another application or that has not been finally rejected by an administrative agency action from which no appeal has been taken or can be taken or (b) in the case of an unexpired US or foreign Patent, a claim that has not been donated to the public, disclaimed, nor held invalid or unenforceable by a court or government agency of competent jurisdiction in an unappealed or unappealable decision, including through opposition, reexamination, reissue or disclaimer; provided, however, if a claim of a pending Patent application has not issued as a claim of an issued patent within the CSHL Patent Rights within [***] ([***]) years after the filing date of the patent application, such pending claim will cease to be a Valid Claim for purposes of this Agreement unless and until such pending claim becomes an issued claim of an issued patent within the CSHL Patent Rights (at which time it will be deemed a “Valid Claim”).

Execution Version – Confidential

Appendix 2

Research Plan as of the Effective Date

[***]

Execution Version – Confidential

Appendix 3

Research Plan as of the Restatement Date

[***]